Exhibit 16.1

                               Weinberg & Baer LLC
                     115 Sudbrook Lane, Baltimore, MD 21208
                              Phone (410) 702-5660
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Securities and Exchange Commission
450 - Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We are the former independent registered accountant of Winecom, Inc. We have read the Company's Current Report on Form 8-K dated September 24, 2012, and are in agreement with the contents in regard to our firm. For the remainder of the Current Report on Form 8-K, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,


/s/ Weinberg & Baer LLC
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Weinberg & Baer LLC
Baltimore, Maryland
September 24, 2012